Exhibit 4.2

MODIFICATION AGREEMENT

MODIFICATION AGREEMENT dated as of this 9th  day of December, 2010 between IMEDICOR, INC., a Nevada corporation formerly known as Vemics, Inc. (the “Company”), and SONORAN PACIFIC RESOURCES, LLP, an Arizona limited liability partnership (“Sonoran”).

WHEREAS, Sonoran is the registered holder of a secured convertible promissory note of the Company, dated April 17, 2009, which as of April 20, 2010 had a principal amount owing of $3,600,000 (the “Original Note”);

WHEREAS, $600,000 of principal and $300,000 of accrued interest with respect to the Original Note was exchanged on April 20, 2010 for 18,000,000 shares of the Company’s common stock;

WHEREAS, $1,800,000 of principal of the Original Note is to be exchanged for 28 shares of the Company’s Series A Preferred Stock as described herein;

WHEREAS, Sonoran and the Company desire to modify the payment terms of the remaining balance of the Original Note;

NOW THEREFORE, the parties hereto agree as follows:

1. Issuance of Preferred Shares.  Upon the Closing Date (as hereinafter described), the Company shall have created a series of preferred stock designated as Series A Convertible Preferred Stock with the voting powers, preferences, limitations, restrictions and relative rights described in Exhibit “A” attached hereto (the “Preferred Stock”).  Upon the Closing Date, the Company shall issue twenty-eight (28) shares of Preferred Stock to Sonoran (the “preferred Shares”).

2. Modification of Original Note.  Upon the Closing Date, the parties agree that the Original Note shall be modified to read as set forth in Exhibit “B” attached hereto (the “Modified Note”).

3. Closing.  The closing of the transactions described herein (the “Closing”), shall be deemed to be December 31, 2010 (the “Closing Date”) irrespective of when the actual closing occurs.

3.1  Documents to be delivered by Sonoran to the Company.

(i) The Original Note, marked to indicate that it has been modified, provided, however, that nothing herein shall be construed as satisfying or discharging the Original Note, rather only modifying it as described.

3.2  Documents to be delivered by the Company to Sonoran.

(i) A stock certificate dated the Closing Date representing the Preferred Shares registered in the name of Sonoran.

(ii) The Modified Note

3.3  Form and Substance of Documents.  The documents and instruments referred to in Sections 3.1 and 3.2 shall be in form and substance satisfactory to counsel for the party to whom they are delivered.

4. Representations and Warranties of the Company.  The Company hereby represents and warrants to Sonoran as follows:

4.1  Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.2  Authority.  The Company is duly organized and validly existing, and has the power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby; all necessary actions have been taken, and all necessary approvals and consents have been given, to authorize the execution, delivery and performance of this Agreement by the Company; this Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, fully enforceable against the Company in accordance with its terms; and the execution and delivery of this Agreement by the Company, and the Company’s performance of its obligations hereunder, will not conflict with the certificate of incorporation or bylaws or any other organizational document of the Company.

4.3  No Violation.  The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with, result in any violation of or default under, result in any person or entity having the right to terminate or modify, or require any  consent under (i) any note, bond, mortgage, license, lease, contract, commitment, agreement or arrangement to which the Company is a party or by which any of its properties or assets are bound or (ii) any judgment, decree or order, or statute, law, ordinance, regulation or rule, applicable to the Company or to any of the property or assets of the Company.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4  Company Materials.  The Company Materials (as defined in section 5.3 below) (i) have been prepared in accordance with GAAP and Regulation S-X promulgated under the Securities Act of 1933 on a consistent basis for all periods, (ii) are complete and correct in all material respects, (iii) fairly present the consolidated financial condition of the Company as at reported dates, and the results of its operations for the periods stated, (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s consolidated financial condition and the results of its consolidated operations as of the dates of and for the periods covered by the Company Materials, and (v) make full and adequate provision, subject to and in accordance with GAAP, for the various assets and liabilities of the Company, fixed or contingent, and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein.

4.5  The Preferred Shares.  The Preferred Shares when issued and delivered to Sonoran pursuant to this Agreement will be duly and validly issued, fully paid and nonassessable.

4.6  Brokers.  The Company has not entered into any agreement to pay any broker’s or finder’s fee to any person with respect to this Agreement or the transactions contemplated hereby.

5. Representations and Warranties of Sonoran.  Sonoran hereby represents and warrants to the Company as follows:

5.1  Authority.  Sonoran is duly organized and validly existing, and has the power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby; all necessary actions have been taken, and all necessary approvals and consents have been given, to authorize the execution, delivery and performance of this Agreement by Sonoran; this Agreement has been duly executed and delivered by Sonoran and constitutes the valid and legally binding obligation of Sonoran, fully enforceable against Sonoran in accordance with its terms; and the execution and delivery of this Agreement by Sonoran, and Sonoran’s performance of its obligations hereunder, will not conflict with the Certificate of Limited Partnership or Partnership Agreement or any other organizational document of Sonoran.

5.2  No Violation.  The execution and delivery by Sonoran of this Agreement do not, and the performance by Sonoran of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with, result in any violation of or default under, result in any person or entity having the right to terminate or modify, or require any  consent under (i) any note, bond, mortgage, license, lease, contract, commitment, agreement or arrangement to which Sonoran is a party or by which any of its properties or assets are bound or (ii) any judgment, decree or order, or statute, law, ordinance, regulation or rule, applicable to Sonoran or to any of the property or assets of Sonoran.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by Sonoran in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.3  Company Materials.  Sonoran has read in its entirety this Agreement and each of the following documents in the offering package that this Agreement is a part of: (i) the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, (ii) the Company’s Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2010 and (iii) all other public filings, filed with the Securities and Exchange Commission (“SEC”) by the Company prior to the date of this Agreement (the “Company Materials”). Sonoran has based its decision to invest on the information contained in the Company Materials, and has not otherwise relied upon any other offering literature or prospectus. Sonoran acknowledges that Sonoran has read, understood and is familiar with the Risk Factors made part of the Company Materials, is familiar with the nature of risks attending investments of this type, and has determined that a purchase of the Securities is consistent with Sonoran’s investment objectives.

5.4  Opportunity to Ask Questions.  Sonoran acknowledges that Sonoran has been given the opportunity to ask questions of, and receive answers from, representatives of the Company regarding the business and current plans of the Company and the securities issuable hereunder and has been given the opportunity to inspect such documents and obtain such additional information as Sonoran has requested so as more fully to understand the nature of the investment and to verify the accuracy of the information supplied to Sonoran.  Sonoran acknowledges that, except as set forth herein, no representations or warranties have been made to Sonoran, or to Sonoran’s advisors or representatives, by the Company or others with respect to the business of the Company and its financial condition.

5.5  Principal Office.  Sonoran maintains its principal office at 4385 north 75th Street suite 201, Scottsdale, AZ 85251.

5.6  Economic Risk.  Sonoran can bear the economic risks of this investment and can afford the loss of Sonoran’s entire investment in the Company. Sonoran has adequate means of providing for Sonoran’s current needs and possible contingencies, and has no present or anticipated need for liquidity of an investment in the Company.  The investment of Sonoran in the Company is reasonable in relation to Sonoran’s net worth and financial needs.

5.7  Value of Securities.  Sonoran understands that any value attributable to any of the securities to be issued hereunder (the “Securities”) would be arbitrarily determined and that no assurances have been given about any increase in value of the Securities.

5.8  Requisite Knowledge and Experience.  Sonoran has the requisite knowledge and experience in business and financial matters to be capable of evaluating the merits and risks of an investment in the Company and has determined that such an investment is a suitable investment.

5.9  No Governmental Approval.  Sonoran understands that issuance of the Securities has not been passed upon, nor have the merits of this investment been endorsed or approved, by any state or federal authorities.

5.10  No View Toward Distribution.  Sonoran is investing in the Company for Sonoran’s own account as principal for investment and not with a view toward resale, transfer or distribution.  Sonoran understands that Sonoran must bear the economic risk of an investment in the Company for an indefinite period. Sonoran has been advised and is aware that: (i) there is a limited or no public market for the securities of the Company; (ii) the securities to be issued hereunder have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and, therefore, cannot be sold -- and Sonoran agrees not to sell or otherwise dispose of any of such securities -- unless such securities are subsequently registered under the Securities Act and such state securities laws as are applicable or unless there are available exemptions from such registrations that are supported by an opinion of counsel for Sonoran, which opinion is satisfactory to the Company.

5.11  Legends.  Sonoran hereby agrees that:

(a) the certificates representing the Preferred Shares, and any Common Shares issued upon conversion of the Preferred Stock, and the Modified Note may bear the following legend in addition to any other legends as may be agreed to by Sonoran or as may be required by law:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES STATUTES AND REGULATIONS.  SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY) OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.  THE HOLDER ALSO ACKNOWLEDGES THAT THE HOLDERS OF PREFERRED STOCK OF THE COMPANY HAVE SPECIAL RIGHTS, AS DESCRIBED IN THE COMPANY’S RESTATED ARTICLES OF INCORPORATION.

(b) the Modified Note may bear the following legend in addition to any other legends as may be agreed to by Sonoran or as may be required by law:

THE SECURITY REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON CONVERSION OR REDEMPTION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION SHALL BE  REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

5.12  Early Stage Company.  Sonoran recognizes that the Company is an early stage company with limited revenues. Sonoran is familiar with the business and financial condition, properties, operations and prospects of the Company. Sonoran acknowledges that it has read, understood and is familiar with the Risk Factors contained in the Company Materials, is familiar with the nature of risks attending investments of this type, and has determined that an acquisition of the Securities is consistent with Sonoran’s investment objectives. Sonoran is aware that an investment in the Company is a speculative investment involving a high degree of risk, and that there is no guarantee that it will realize any gain from an investment in the Company and that it could lose the total value of its investment.

5.13  No Promises or Guarantees.  Sonoran acknowledges that it has never been promised, guaranteed, or warranted by the Company, its agents, employees, or any other person, expressly or by implication, any of the following: (i) the approximate or exact length of time that it will be required to remain as owner of any securities of the Company; (ii) any expected percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of the investment; and (iii)  any expected amount of percentage of tax deduction or other tax benefit as a result of the investment.

5.14  No General Advertisement or Solicitation.  Sonoran acknowledges that the investment in the Company was not effected by any means of general advertising or general solicitation of an investment in the Company and that such investment is considered a private transaction.

5.15  Brokers.  Sonoran has not entered into any agreement to pay any broker’s or finder’s fee to any person with respect to this Agreement or the transactions contemplated hereby.

6. Conditions to Sonoran’s Obligations.  The obligation of Sonoran to close the transactions contemplated by this Agreement is subject to the representations and warranties of the Company contained in Section 4 being true and correct in all material respects as of the Closing Date as though made as of the Closing Date.

7. Conditions to the Company's Obligations.  The obligation of the Company to close the transactions contemplated by this Agreement and issue the Securities is subject to the representations and warranties of Sonoran contained in Section 5 being true and correct in all material respects as of the Closing Date as though made as of the Closing Date.

8. Nomination of Director.  Sonoran shall be entitled to nominate one independent individual for election to the Board of the Company, subject to an appropriate background check and the approval of such individual by the Board of Directors of the Company and the management of the Company.  The Company neither makes any guarantees nor implies in any way whatsoever that any such individual will be approved or endorsed for election as a director of the Company by either the Board of Directors or the management of the Company.  This Section 8 shall not be construed as limiting in any way whatsoever the ability or the right of Sonoran to recommend for nomination another individual or individuals for election as a director of the Company. This provision will expire when either the Modified Note is paid in full or, all of the Preferred Shares are converted into common stock. Based on the ownership position in the Company, Sonoran shall have its normal rights to nominate representatives to the board of directors to be duly elected by the shareholders.

9. Registration Rights.  If at any time the Company has a class of securities registered under the Securities Exchange Act of 1934, as amended, and the Company proposes to register under the Securities Act of 1933 any shares of its Common Stock, it will notify Sonoran, and if so requested by Sonoran, will register as part of such registration such shares Common Stock and such shares of Common Stock underlying the Preferred Shares and the Modified Note as requested by the holders thereof.  Sonoran may request and participate in any such piggyback registrations of such shares of such Common Stock no more than two times. Sonoran’s piggyback registration rights hereunder will rank equal to any other piggyback registration rights of any holders of any securities of the Company existing on the date hereof and superior to any piggyback registration rights created after the date hereof. The Company shall immediately notify Sonoran of the proposed effective date of any registration of any of Sonoran’s shares of Common Stock acquired hereunder or upon the conversion of any of the Preferred Shares or the Modified Note. If, in the written opinion of any managing underwriter, the registration of all or any of the shares requested would unreasonably adversely affect the market for the Company’s shares of Common Stock, the Company and Sonoran shall negotiate a resolution in good faith. These rights attach to the shares of Common Stock owned or which may be owned by Sonoran upon exercise of its conversion rights and are assignable only with the sale, conveyance or transfer of such securities by Sonoran. Registration Rights shall be governed by current SEC regulations at the time of registration.

10. Miscellaneous.

10.1  Further Documents.  The parties agree to execute any and all such further documents and instruments and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purposes hereof.

10.2  Independent Legal Advice.  Neither the Company Materials nor this Agreement is to be construed as personal legal, financial or tax advice.  The undersigned is encouraged to obtain independent legal, financial and tax counsel to advise the undersigned as to the legal and other consequences of investing in the Securities.

10.3  Binding Effect.  This Agreement shall be binding upon, and any action for a breach thereof may be brought against, the parties to this Agreement and their respective successors and assigns.

10.4  Severability.  The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

10.5  Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

10.6  Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

10.7  No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer, and no provision hereof shall confer, third-party beneficiary rights upon any other person.

10.8  No Transfer.  Sonoran may not transfer this Agreement, or any of Sonoran’s rights or obligations under this Agreement, without the written consent of the Company, except Sonoran may transfer or assign its rights in whole or part to any affiliate or partner in Sonoran without the Company’s prior consent.

10.9  Survival.  This Agreement shall survive the bankruptcy, insolvency, dissolution or cessation of business of Sonoran or the Company.

10.10  Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.11  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

10.12  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.13  Recapitalization or Fundamental Change.  If any recapitalization or other transaction affecting the stock of the Company is effected, then any new, substituted or additional securities or other property which is distributed with respect to the Securities shall be immediately subject to this Agreement, to the same extent that the Securities, immediately prior thereto, shall have been at such time covered by this Agreement.

10.14  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties, and any third party beneficiaries hereof, shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.15  Waiver.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.16  Notices.  All notices, requests, claims, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be given or made by delivery in person, by courier service or by telecopy or e-mail to the respective parties at the following addresses and facsimile numbers (or at such other address or facsimile number or e-mail address for a party as shall be specified in a notice given in accordance with this Section):

(i)           if to the Company:

iMedicor, Inc.
523 Avalon Gardens Drive
Nanuet, New York 10954
(845) 371-7380
Attention:  Fred Zola, CEO
Phone:  (845)371-7380
Fax: (845) 215-0132
Email: fzolla@imedicor.com

With a copy to:

Samuel B. Fortenbaugh III, Esq.
630 Fifth Avenue, Suite 1401
New York, NY 10111
Office Phone: (212) 596-3379
Fax: (212) 596-3391
E-mail:  sam@sfortenbaugh.com

(ii)           if to Sonoran:

Sonoran Pacific Resources, LLP
4385 North 75th Street, Suite 201
Scottsdale, AZ 85251
Attention: Jerry D. Smith
Phone: (480) 348-7901
Fax: (480) 348-7902
Email: jsmith@spgaz.com

With a copy to:

Steven P. Oman, Esq.
8664 E. Chama Road
Scottsdale, AZ 85255
Phone: (480) 348-1470
Fax: (480) 348-1471
E-mail: soman@omanlaw.net

All such notices shall be deemed to have been duly given when delivered by hand, if personally delivered; when receipt is acknowledged, if sent by telecopy or sent via e-mail; on the next Business Day (as hereinafter defined), if timely delivered to an air courier guaranteeing overnight delivery; and on the third Business Day if delivered by regular mail.  A “Business Day” shall mean any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by law to be closed in the City of Phoenix, Arizona.

10.17  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.  EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18  Confidentiality.  Sonoran agrees to maintain the secrecy and confidentiality of any Trade Secrets and any Confidential Information which is provided to Sonoran for purposes of evaluating its purchase of the Securities.  As used herein, “Trade Secrets” shall include, without limitation, all formulae, patterns, compilations, programs, devices, methods, techniques, processes and all other information used in the conduct of the Company’s business that would be deemed “trade secrets” within the meaning of the Uniform Trade Secrets Act.  Sonoran acknowledges that the Trade Secrets are of independent economic value to the Company because they are not generally known and are the subject of efforts by the Company to maintain their secrecy.  As used herein, “Confidential Information” shall mean any and all technical or business information of the Company furnished or disclosed, in whatever form or medium, by the Company to Sonoran or discovered by Sonoran, including but not limited to computer programs, source code, object code, reports, documentation, product/service specifications, marketing plans, financial data and personnel statistics. Sonoran acknowledges that all Trade Secrets, all Confidential Information and all books, documents, lists and records pertaining to the Company's business (collectively, the “Records”), whether the Records are written, typed, printed, contained on microfilm, contained on computer disc, contained on tape or set forth in some other medium of expression, are the sole and exclusive property of the Company.  Sonoran agrees not to (i) divulge, furnish or make accessible to anyone or in any way use, for Sonoran’s benefit or for the benefit of any other person, firm or entity, any Trade Secret or any Confidential Information; (ii) take or permit any action to be taken which would reduce the value of any of the Trade Secrets or the Confidential Information to the Company; or (iii) otherwise misappropriate or suffer the misappropriation of the Trade Secrets or the Confidential Information.  Notwithstanding anything herein to the contrary, the obligations of secrecy and confidentiality set forth herein shall not apply to any information which is now generally publicly known or which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Sonoran.

10.19  Indemnification.  The Company hereby agrees to indemnify Sonoran and its officers, agents, attorneys and partners and hold them harmless from and against any and all loss, damage, liability or expense (including costs and reasonable attorney’s fees) to which they may be subject or which they may incur by reason of or in connection with any misrepresentation made by the Company, any breach of any of the Company’s representations or warranties, or the Company’s failure to fulfill any of the Company’s covenants or agreements, under this Agreement, or any other document furnished by the Company hereunder. This Agreement and the representations and warranties and indemnification contained herein shall be binding upon the Company and the Company’s heirs, executors, administrators, successors and assigns, and shall survive the modification of the Original Note and issuance of the Securities hereunder.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

IMEDICOR, INC.

By   /s/Fred Zolla
Name: Fred Zolla
Title:  CEO

SONORAN PACIFIC RESOURCES, LLP

By   JD Investments, Inc.
General Partner

By   /s/Jerry D. Smith
Name: Jerry D. Smith
Title: President